CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1140 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated December 29, 2023 on the financial statements and financial highlights of the Fort Pitt Capital Total Return Fund, a series of the Advisors Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

    /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 23, 2024